UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2022

Woodbridge Liquidation Trust
(Exact name of registrant as specified in its charter)

Delaware	No. 000-56115	36-7730868
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 N. Brand Blvd., Suite M Glendale, California	91203
(Address of principal executive offices)	(Zip Code)

(310) 765-1550
  (Registrant’s telephone number, including area code)

  N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 –	Entry into a Material Definitive Agreement

On September 1, 2022, the registrant’s subsidiary Woodbridge Wind-Down Entity LLC (the “Company”) entered into a Part-Time Employment Agreement with its chief executive officer Frederick Chin (the “Agreement”).  The Agreement provides for the continued employment of Mr. Chin as chief executive officer of the Company on a part-time basis following the expiration, on August 31, 2022, of the term of his full-time employment with the Company.  Other than with respect to compensation and certain other items, the Agreement is substantially similar in form to Mr. Chin’s now-expired full-time employment agreement.

The Agreement establishes an initial term of employment that begins on September 1, 2022 and, subject to any earlier termination, ends on December 31, 2022 provided that the Company’s principal remaining residential real property has been sold on or before December 1, 2022.  If such property has not been sold on or before December 1, 2022, the term of the Agreement will automatically be extended until the date that is 30 days after the sale of such property, on which date the Agreement will automatically expire unless terminated earlier in accordance with its terms.

The Agreement sets forth the executive officer’s duties, compensation and benefits, and right to reimbursement of costs and expenses and to indemnification.  The Agreement is terminable by the death of Mr. Chin or by either the Company or Mr. Chin at any time and for any reason on at least 30 days’ advance written notice.

The foregoing description is a summary and is qualified in its entirety by reference to the Agreement, filed herewith.

Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As described in Item 1.01 above, the Company has entered into a Part-Time Employment Agreement dated as of September 1, 2022 with its chief executive officer Frederick Chin.  The Agreement sets forth the terms of Mr. Chin’s employment compensation during the term of his part-time employment with the Company, which follows the expiration of the term of his full-time employment with the Company on August 31, 2022.  Under the Agreement, Mr. Chin is entitled to a monthly salary of $50,000 during the initial term and $30,000 during any extension term.  Additionally, during the term of the Agreement, the Employee and his eligible dependents are entitled to participation in the Company’s health, dental, vision and life insurance coverages, but Mr. Chin will not accrue any paid vacation.  In the Agreement, the Company acknowledges that Mr. Chin is entitled to payment of accrued but unused vacation time through August 31, 2022 and to receipt, no later than September 30, 2022, of the bonus payments prescribed by his now-expired full-time employment agreement.

Upon any termination of Mr. Chin’s employment, the Agreement entitles Mr. Chin to receive salary prorated to the effective date of termination and employee benefits through the effective date of termination.  Additionally, Mr. Chin is entitled to receive continued payments of his monthly salary and employee benefits through December 31, 2022 (but not thereafter) if before December 31, 2022 Mr. Chin’s employment is terminated either by the Company without Cause (as defined in the Agreement) or by Mr. Chin for Good Reason (as defined in the Agreement).

The foregoing description is a summary and is qualified in its entirety by reference to the Agreement, filed herewith.

Item 9.01 –	Financial Statements and Exhibits

(d)	Exhibits
	10.1	Part-Time Employment Agreement dated September 1, 2022 between Woodbridge Wind-Down Entity LLC and Frederick Chin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Woodbridge Liquidation Trust

Date: September 1, 2022	By:	/s/ Michael I. Goldberg____
Michael I. Goldberg,
Liquidation Trustee